Exhibit 10.1

March 3, 2025

John M. Griffin
250 Campus Drive
Marlborough, MA 01752

Dear John,

This letter agreement (this “Agreement”) outlines your retirement from Hologic, Inc. (the “Company”) and certain transition services you have agreed to provide to the Company.

As previously discussed, your final date in your current position as General Counsel of the Company will be May 1, 2025 (the “Transition Date”), after which you will continue as a full-time employee of the Company in a non-executive role as Special Advisor to the Chairman, President and Chief Executive Officer of the Company. Following the Transition Date until your employment with the Company ends shall be referred to herein as the “Transition Period.” During the Transition Period you will have such duties as are assigned from time to time by the Chairman, President and Chief Executive Officer and the Board of Directors of the Company. For the avoidance of doubt, commencing on the Transition Date, you will no longer be an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act.

This Agreement outlines the changes to the terms of your employment with the Company during the Transition Period:

•
Severance and Change of Control Agreement:  You and the Company previously entered into that certain Severance Change of Control Agreement dated February 2, 2015 (the “Severance Agreement”). As of the Transition Date, you will no longer be eligible for the payments and benefits set forth in Sections 6(a), 6(b) or 6(e) of the Severance Agreement.

•
Compensation:  During the Transition Period, you will not be eligible to receive new awards under the Company’s Amended and Restated 2008 Equity Incentive Plan following the Transition Date or any matching contributions under the Company’s Non-Qualified Deferred Compensation Plan.

At all times during the Transition Period, your employment will remain “at will” and may be terminated by you or the Company at any time.

This Agreement and the Severance Agreement constitute the entire agreement between the parties respecting your employment and/or service with the Company and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter; provided, however, that any obligations you may have with respect to confidentiality, non-competition, non-solicitation, non-disparagement or other restrictive covenants will remain in full force and effect. For the avoidance of doubt, Sections 6(c), 6(d), 6(f) and 6(g) of the Severance Agreement will continue to apply during the Transition Period.  This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document.

Sincerely,

HOLOGIC, INC.

By:	/s/ Stephen P. MacMillan	Date:	3/3/2025
Name:	Stephen P. MacMillan
Title:	Chairman, President and Chief Executive Officer

Acknowledged and Agreed:

/s/ John M. Griffin	Date:	3/3/2025
John M. Griffin